Mueller Industries, Inc. Reports Forty-Four Percent Increase in Second Quarter 2011 Earnings

MEMPHIS, Tenn., July 26, 2011 /PRNewswire/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the second quarter of 2011 was $22.3 million, or 59 cents per diluted share. This compares with net income of $15.6 million, or 41 cents per diluted share, for the same period of 2010. Net sales for the second quarter of 2011 were $652.9 million compared with $540.4 million in the second quarter of 2010.

For the first half of 2011, net income was $62.9 million, or $1.65 per diluted share, on net sales of $1.34 billion. This compares with net income of $49.5 million, or $1.31 per diluted share, on net sales of $1.03 billion for the first half of 2010. The year-to-date results of both 2011 and 2010 include unusual items in net income. For the 2011 period, income of 18 cents per diluted share was included, resulting from the favorable settlement of a legal action. And, in 2010, income of 58 cents per diluted share was included in net income, resulting from an insurance claim. Excluding these unusual items, Mueller's net income for the first half of 2011 was $56.1 million, or $1.47 per diluted share, compared with $27.6 million, or 73 cents per diluted share, for the first half of 2010.

Financial and Operating Highlights

Regarding the second quarter of 2011, Mr. Karp said:

  "Our Plumbing & Refrigeration segment posted operating earnings of $24.8 million on net sales of $347.1 million which compares with prior year earnings of $19.7 million on net sales of $285.7 million.  Improved results were due to better spreads.
   "Our OEM segment posted operating earnings of $18.8 million during the second quarter of 2011 on net sales of $314.1 million, which compares with operating earnings of $16.9 million on net sales of $257.8 million for the same period in 2010.
  "Our financial condition remains strong.  We ended the quarter with $345.0 million in cash equal to $9.11 per share.  In preparation for a major maintenance program at our Fulton, Mississippi, copper tube mill, we increased inventory by more than 15 million pounds to ensure uninterrupted supply for our customers; accordingly, we used in excess of $60 million cash to fund this temporary bulge in inventory quantities.
  "Total stockholders' equity was $854.3 million.
  "Our current ratio was 4.4 to 1, and our financial leverage is conservative with a debt to total capitalization ratio of 19 percent.
  "The Comex average price of copper was $4.16 per pound in the second quarter of 2011, which compares with $3.19 in the second quarter of 2010.  Higher selling prices due to rising material values accounted for approximately $90 million of the increase in net sales primarily in the Plumbing & Refrigeration segment."

Business Outlook

Regarding the outlook, Mr. Karp said, "The construction industry continues to struggle in the face of high unemployment, foreclosures, and a weak economic recovery. Nonetheless, we believe we are at or near the cyclical lows. We are well prepared to ramp-up production when the recovery gains momentum. Mueller's performance in the first half was gratifying."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales	$ 652,923	$ 540,388	$ 1,340,604	$ 1,025,656

Cost of goods sold	573,877	466,645	1,163,751	879,693
Depreciation and amortization	9,166	10,090	18,865	20,438
Selling, general, and administrative expense	33,330	33,468	68,699	70,791
Litigation settlement	-	-	(10,500)	-
Insurance settlement	-	1,210	-	(21,296)

Operating income	36,550	28,975	99,789	76,030

Interest expense	(2,834)	(2,964)	(6,182)	(5,496)
Other income (expense), net	264	(2,518)	1,323	(2,378)

Income before income taxes	33,980	23,493	94,930	68,156

Income tax expense	(11,249)	(7,456)	(31,657)	(17,320)

Consolidated net income	22,731	16,037	63,273	50,836

Net income attributable to noncontrolling interest	(400)	(479)	(355)	(1,320)

Net income attributable to Mueller Industries, Inc.	$ 22,331	$ 15,558	$ 62,918	$ 49,516

Weighted average shares
for basic earnings per share	37,737	37,674	37,730	37,631
Effect of dilutive stock-based awards	356	43	309	69

Adjusted weighted average shares
for diluted earnings per share	38,093	37,717	38,039	37,700

Basic earnings per share	$ 0.59	$ 0.41	$ 1.67	$ 1.32

Diluted earnings per share	$ 0.59	$ 0.41	$ 1.65	$ 1.31

Dividends per share	$ 0.10	$ 0.10	$ 0.20	$ 0.20

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 347,069	$ 285,717	$ 727,658	$ 542,379
OEM Segment	314,086	257,780	633,422	489,984
Elimination of intersegment sales	(8,232)	(3,109)	(20,476)	(6,707)

Net sales	$ 652,923	$ 540,388	$ 1,340,604	$ 1,025,656

Operating income:
Plumbing & Refrigeration Segment	$ 24,790	$ 19,740	$ 54,473	$ 60,199
OEM Segment	18,816	16,932	48,462	33,063
Unallocated expenses	(7,056)	(7,697)	(3,146)	(17,232)

Operating income	$ 36,550	$ 28,975	$ 99,789	$ 76,030

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 2,	December 25,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 345,039	$ 394,139
Accounts receivable, net	327,381	269,258
Inventories	296,999	209,892
Other current assets	47,144	39,025

Total current assets	1,016,563	912,314

Property, plant, and equipment, net	223,234	229,498
Other assets	118,747	117,184

	$ 1,358,544	$ 1,258,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$ 50,582	$ 32,020
Accounts payable	86,574	67,849
Other current liabilities	94,496	95,258

Total current liabilities	231,652	195,127

Long-term debt	156,976	158,226
Pension and postretirement liabilities	40,558	40,939
Environmental reserves	23,232	23,902
Deferred income taxes	21,813	24,081
Other noncurrent liabilities	1,877	824

Total liabilities	476,108	443,099

Total Mueller Industries, Inc. stockholders' equity	854,305	788,736
Noncontrolling interest	28,131	27,161

Total equity	882,436	815,897

	$ 1,358,544	$ 1,258,996

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	July 2,	June 26,
	2011	2010
	(Unaudited)
Operating activities:
Consolidated net income	$ 63,273	$ 50,836
Reconciliation of net income to net cash (used in)
provided by operating activities:
Depreciation and amortization	18,999	20,554
Stock-based compensation expense	1,712	1,435
(Gain) loss on disposal of properties	(275)	164
Insurance settlement	-	(21,296)
Insurance proceeds - noncapital related	-	5,561
Deferred income taxes	(2,549)	(4,370)
Income tax benefit from exercise of stock options	(90)	(88)
Changes in assets and liabilities, net of business acquired:
Receivables	(55,010)	(60,819)
Inventories	(78,966)	4,796
Other assets	(4,398)	6,979
Current liabilities	17,199	26,129
Other liabilities	768	2,870
Other, net	433	(363)

Net cash (used in) provided by operating activities	(38,904)	32,388

Investing activities:
Capital expenditures	(8,743)	(9,286)
Acquisition of business	(6,882)	-
Insurance proceeds	-	17,703
Proceeds from sales of properties	151	23
Net (deposits into) withdrawals from restricted cash balances	(3,877)	11

Net cash (used in) provided by investing activities	(19,351)	8,451

Financing activities:
Dividends paid	(7,546)	(7,529)
Debt issuance costs	(1,942)	-
Issuance of shares under stock-based incentive plans
from treasury	1,335	2,465
Income tax benefit from exercise of stock options	90	88
Acquisition of treasury stock	(743)	(75)
Repayments of long-term debt	(250)	-
Issuance of debt by joint venture, net	16,498	16,431

Net cash provided by financing activities	7,442	11,380

Effect of exchange rate changes on cash	1,713	(1,065)

(Decrease) increase in cash and cash equivalents	(49,100)	51,154

Cash and cash equivalents at the beginning of the period	394,139	346,001

Cash and cash equivalents at the end of the period	$ 345,039	$ 397,155

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LITIGATION SETTLEMENT AND INSURANCE SETTLEMENT
(In thousands, except per share data)

Earnings without the litigation settlement in 2011 and without the insurance settlement in 2010 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the litigation settlement and insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC.  The insurance settlement resulted from the final settlement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted by daily operations and are not expected to recur in future periods. Reconciliations of earnings without the litigation settlement and insurance settlement to net income as reported are as follows:

	For the Six Months Ended July 2, 2011
			Pro forma
		Impact of	Without
	As	Litigation	Litigation
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 99,789	$ (10,500)	$ 89,289

Interest expense	(6,182)	-	(6,182)
Other income, net	1,323	-	1,323

Income before income taxes	94,930	(10,500)	84,430
Income tax expense	(31,657)	3,675	(27,982)

Consolidated net income	63,273	(6,825)	56,448

Net income attributable to noncontrolling interest	(355)	-	(355)

Net income attributable to Mueller Industries, Inc.	$ 62,918	$ (6,825)	$ 56,093

Diluted earnings per share	$ 1.65	$ (0.18)	$ 1.47

	For the Six Months Ended June 26, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 76,030	$ (21,296)	$ 54,734

Interest expense	(5,496)	-	(5,496)
Other expense, net	(2,378)	-	(2,378)

Income before income taxes	68,156	(21,296)	46,860
Income tax expense (Note A)	(17,320)	(618)	(17,938)

Consolidated net income	50,836	(21,914)	28,922

Net income attributable to noncontrolling interest	(1,320)	-	(1,320)

Net income attributable to Mueller Industries, Inc.	$ 49,516	$ (21,914)	$ 27,602

Diluted earnings per share	$ 1.31	$ (0.58)	$ 0.73

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

CONTACT: Kent A. McKee, +1-901-753-3208